SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    July 22, 2004

Potomac Bancshares, Inc.

(Exact Name of Registrant as Specified in Charter)

West Virginia	0-24958	55-0732247
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 E. Washington St., PO Box 906, Charles Town WV	25414-0906
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	304-725-8431

N/A

(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Events

For Immediate Release

Potomac Bancshares, Inc. President and CEO Robert F. Baronner, Jr. announces the second quarter (unaudited) results for the one bank holding company located in Charles Town, West Virginia.

Net income for the six months ended June 30, 2004 was $1.517 million compared to $1.282 million for the six months ended June 30, 2003, an increase of 18.3%. On a per share basis, basic earnings were $.89 for the six months ended June 30, 2004 compared to $.72 for the six months ended June 30, 2003, an improvement of 23.6%. Total interest and dividend income for the six months ended June 30, 2004 was $5.625 million compared to $5.333 million in the first six months of 2003, an increase of 5.5%.

Loan outstandings (net of reserve) at the end of the second quarter were $150.8 million compared to December 31, 2003 year end totals of $138.3 million. Credit quality continues to be excellent with our loan loss reserve comprising 1.21% of outstanding loans. The bank had strong deposit growth for the second quarter. Deposits including the bank’s commercial cash management account grew to $201.7 million at June 30, 2004 compared to $182.5 million at the December 31 year end. As in the first quarter, much of this growth came from the bank’s offices in Berkeley County.

Based on this second quarter performance, the Board of Directors approved a third quarter dividend payment of 15 cents per share of common stock. This dividend will be paid on September 1, 2004 to all shareholders of record on August 15, 2004. It represents an increase of 11.1% over the dividend paid in the third quarter of 2003.

Also during the second quarter, 2,256 shares of the holding company’s common stock were repurchased in a privately negotiated sale.

Potomac Bancshares, Inc. is a public company trading under the ticker symbol PTBS. Potomac Bancshares is the one bank holding company for Bank of Charles Town (BCT) located in Charles Town, West Virginia.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a) Financial Statements – None

(b) Pro Forma Financial Information – None

(c) Exhibits – None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potomac Bancshares, Inc.

Date July 22, 2004	/S/ ROBERT F. BARONNER, JR.
Robert F. Baronner, Jr., President and CEO